Exhibit 10.7

AMENDMENT NO. 1 TO LLC AGREEMENT

This AMENDMENT NO. 1 TO LIMITED LIABILITY COMPANY AGREEMENT (this “Amendment No. 1”), effective as of June 27, 2023, entered into by and among Endeavor Operating Company, LLC, (the “Company”), Endeavor Group Holdings, Inc., a Delaware corporation (“EGH”) and Endeavor Manager, LLC, a Delaware limited liability company, in its capacity as the managing member of the Company (“Manager”), amends that certain Third Amended and Restated Limited Liability Company Agreement of the Company, dated as of April 28, 2021 (as amended, restated, supplemented or otherwise modified from time to time, the “LLC Agreement”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the LLC Agreement. The Company, EGH and Manager are referred to herein collectively as the “Parties” and each individually as a “Party.”

W I T N E S S E T H:

WHEREAS, pursuant to Section 3.10 of the LLC Agreement, the Managing Member may amend the LLC Agreement without the vote or approval of any other Member; and

WHEREAS, Manager, in its capacity as Managing Member of the Company, desires to amend the LLC Agreement on the terms and conditions set forth herein:

NOW, THEREFORE, in consideration of the promises, and the mutual representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

Section 1.
Amendment to Section 1.01. Section 1.01 of the LLC Agreement is hereby amended by:
1.1
Deleting the existing definitions of “Tax Distribution Amount” and “Tax Rate” and inserting in lieu thereof the following:

“Tax Distribution Amount” means, with respect to any Member, an amount equal to the excess of (i) the product of (A) the Tax Rate multiplied by (B) the estimated or actual cumulative taxable income or gain of the Company, as determined for U.S. federal income tax purposes, allocated to such Member for any fiscal year (or portion thereof) beginning after the consummation of the Restructuring, less prior taxable loss or deductions of the Company allocated to such Member for full or partial fiscal years commencing on or after the consummation of the Restructuring, in each case, as determined by the Managing Member over (ii) the cumulative Distributions made to such Member after the consummation of the Restructuring pursuant to Section 5.03 with respect to fiscal years (including any portion thereof) beginning after the consummation of the Restructuring. The Tax Distribution Amount with respect to Manager for a fiscal year shall in no event be less than an amount that will enable Manager and PubCo to meet both their tax obligations and PubCo’s obligations pursuant to the Tax Receivable Agreement for the relevant fiscal year. The Tax Distribution Amounts of the Members shall be determined taking into account the effects of Section 743(b) of the Code.

“Tax Rate” means the highest marginal tax rates for an individual or corporation that is resident in New York City or Los Angeles, California (whichever is highest) applicable to ordinary income, qualified dividend income or capital gains, as appropriate, taking into account the holding period of the assets disposed of and the year in which the taxable net income is recognized by the Company, and taking into account the deductibility of state and local income taxes as applicable at the time for federal income tax purposes and any limitations thereon including pursuant to Section 68 of the Code or Section 164 of the Code.

1.2
Inserting the following defined term as a new defined term:

““Aggregate Tax Distribution Cap” means, with respect to any taxable period, an amount equal to (i) the aggregate amount of taxable income and gain of the Company allocated to the Members by the Company with respect to such taxable period, multiplied by (ii) the Tax Rate.”

Section 2.
Amendment to Section 5.03(e)(ii). Section 5.03(e)(ii) of the LLC Agreement is hereby amended by inserting the following as the last sentence of such Section:

“Notwithstanding anything else in this Agreement and without limiting the authority of the Company to limit Tax Distributions as a result of the unavailability of funds or limitations relating to its obligations to creditors, at the discretion of the Manager, the amount of Tax Distributions to be paid in respect of any Fiscal Year may be capped at an amount equal to or greater than the Aggregate Tax Distribution Cap (and, for the avoidance of doubt, the Company shall have no obligation to pay or “catch up” in future periods any amount of Tax Distributions that are not required to be paid as a result of the operation of the limitation described in this sentence).”

Section 3.
References. From and after the date of this Amendment No. 1, references in the LLC Agreement to the “Agreement” shall be deemed to refer to the LLC Agreement as amended hereby unless the context otherwise requires.
Section 4.
Full Force and Effect. Except as otherwise expressly provided herein, all of the terms and conditions of the LLC Agreement remain unchanged and continue in full force and effect. This Amendment No. 1 is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the LLC Agreement or any of the documents referred to therein. This Amendment No. 1 shall be deemed to be in full force and effect from and after the execution of this Amendment No. 1 by the parties hereto as if the amendments made hereby were originally set forth in the LLC Agreement.
Section 5.
Jurisdiction; Waiver of Jury Trial; Governing Law. Section 13.05, Section 13.06 and Section 13.11 of the LLC Agreement are hereby incorporated into this Amendment No. 1 by reference, mutatis mutandis.
Section 6.
Counterparts; Severability. Section 13.07 and Section 13.09 of the LLC

Agreement are hereby incorporated into this Amendment No. 1 by reference, mutatis mutandis.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 on the day and year first indicated above.

ENDEAVOR OPERATING COMPANY, LLC

By: /s/ Jason Lublin
Name: Jason Lublin
Title: Chief Financial Officer

ENDEAVOR MANAGER, LLC

By: /s/ Jason Lublin
Name: Jason Lublin
Title: Chief Financial Officer

ENDEAVOR GROUP HOLDINGS, INC.

By: /s/ Jason Lublin
Name: Jason Lublin
Title: Chief Financial Officer